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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Pre-Effective Amendment No.1 to the Registration Statement on Form N-14 (the "Registration Statement") of our reports dated February 21, 2001, relating to the financial statements and financial highlights of Credit Suisse Asset Management Income Fund, Inc. and Credit Suisse Asset Management Strategic Global Income Fund, Inc. appearing in the December 31, 2000 Annual Reports to Shareholders, which are also incorporated by reference into the Proxy Statement/Prospectus and Statement of Additional Information which constitute parts of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Proxy Statement/Prospectus.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 28, 2001